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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                                                     CONTACT: CHARLES N. TALBERT
                                                  DIRECTOR OF INVESTOR RELATIONS
                                                                  (404) 262-3252

            JDN REALTY CORPORATION INITIATES EXECUTIVE SEARCH PROCESS

ATLANTA, GA (May 31, 2002) -- JDN Realty Corporation (NYSE: JDN) today announced that it is initiating a search for a Chief Executive Officer. Craig Macnab will continue to serve as chief executive officer until a successor has been appointed. A search committee of independent directors, chaired by Philip G. Satre, will be responsible for engaging an independent executive search firm to assist in interviewing and selecting qualified candidates.

Commenting on the announcement, Haywood D. Cochrane, Jr., Chairman of the Executive Committee of the Board of Directors, stated, "Craig Macnab has made many important contributions to the Company during his tenure as an executive officer of JDN. During the last two years as Chief Executive Officer, he has been instrumental in rebuilding the Company during a difficult period. Under Craig's guidance, the Company has rebuilt its management team, settled all major litigation and investigative proceedings, refinanced its credit facilities, and strengthened old while establishing new relations with retail customers. Craig has provided the foundation for future growth and profitability. We are confident that the depth of our management team and our commitment to success will ensure our continuing progress."

Craig Macnab stated, "My time with JDN Realty has been rewarding both personally and professionally. We have accomplished the objectives that I wanted to achieve at JDN. As we embark on the next stage of JDN's history, I have recommended to our Board that we initiate an executive search process. I look forward to assisting in the search process and the transition to new leadership, and I am optimistic that our excellent team of professionals will continue to make JDN Realty a stronger, more competitive company."

JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. Headquartered in Atlanta, Georgia, the Company owns and operates directly or indirectly 100 properties, containing approximately 11.2 million square feet of gross leasable area, located in 20 states. The common stock and preferred stocks of JDN Realty Corporation are listed on the New York Stock Exchange under the symbols "JDN" and "JDNPrA," respectively.

JDN Realty Corporation considers the portions of the information contained in this release and statements made in connection with this release, with respect to the Company's beliefs and expectations of the outcome of future events to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. Other risks, uncertainties and factors that could adversely affect the Company and its operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. JDN Realty Corporation does not undertake any obligation to release publicly any revisions to forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

         For additional information, visit the Company's home page on the Internet at http://www.jdnrealty.com.

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